               CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                  1994       1993       1992
                                               ---------- ---------- ----------
Income from continuing operations............. $4,459,922 $3,971,671 $3,548,509
Add:
  Income taxes................................  2,542,368  1,968,822  2,315,686
  Portion of rents representative of interest
   fact.......................................    187,012    199,021    191,971
  Interest on indebtedness....................  2,637,654  2,702,013  2,751,753
  Amortization of debt discount and expense...    103,859    100,797     68,662
                                               ---------- ---------- ----------
  Earnings as adjusted........................ $9,930,815 $8,942,324 $8,876,581
                                               ========== ========== ==========
Fixed Charges
  Portion of rents representative of interest
   fact....................................... $  187,012 $  199,021 $  191,971
  Interest on indebtedness....................  2,637,654  2,702,013  2,751,753
  Amortization of debt discount and expense...    103,859    100,797     68,662
                                               ---------- ---------- ----------
  Fixed Charges............................... $2,928,525 $3,001,831 $3,012,386
                                               ========== ========== ==========
Ratio of Earnings to Fixed Charges............       3.39       2.98       2.95
                                               ========== ========== ==========

                                       51